SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
`

                                 CURRENT REPORT

                                  -------------

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 19, 1999



                        RECKSON SERVICE INDUSTRIES, INC.
             (Exact name of Registrant as specified in its Charter)




                                    Delaware
                            (State of Incorporation)


                   0-30162                                  11-3383642
            (Commission File Number)                (IRS Employer Id. Number)

               10 East 50th Street                              10022
               New York, New York                           (Zip Code)
         (Address of principal executive offices)

                                 (212) 931-8000
              (Registrant's telephone number, including area code)


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Item 5.           Other Events.

         Reckson Service Industries, Inc. ("RSI" or the "Company") and a wholly-owned subsidiary have entered into a stock purchase agreement (the "Agreement") with Cahill, Warnock Strategic Partners Fund L.P., Strategic Associates, L.P., and David L. Warnock (collectively, the "Sellers") to purchase all of the 4,694,560 shares of Series A Convertible Preferred Stock, 626,202 shares of the Series B Convertible Preferred Stock and 704,184 warrants and 15,000 options to purchase Class A Common Stock of VANTAS Incorporated ("VANTAS") owned by the Sellers (the "Shares"). In connection with the Agreement, the two director nominees of the Sellers on the Board of Directors of VANTAS (the "Board") were replaced with individuals designated by RSI. As a result, RSI increased its representation on the Board to six out of ten directors.

         VANTAS is the largest owner of executive office suites in the United States, with 190 suites.

         Subject to certain adjustments contained in the Agreement, the purchase price for each transferred share is (i) $5.60 in cash and (ii) 0.1263 of a share of common stock, par value $0.01 per share ("RSI Common Stock"), of the Company. The Sellers will also receive registration rights in respect of the RSI Common Stock.

         The Sellers had previously entered into a stockholders agreement with certain other holders of VANTAS securities (the "Tag Along Holders") under which the Tag Along Holders have (i) a right of first refusal to acquire the Shares, which right lapses on October 14, 1999 and (ii) "tag along" rights to sell their VANTAS securities together with, and generally on the same terms as, the Sellers. The Company has agreements in principle with certain of the Tag Along Holders (the "Significant Tag Along Holders"), pursuant to which such Significant Tag Along Holders will waive their rights of first refusal and exercise their tag along rights. Under certain circumstances, the Sellers receiving RSI common stock have the right to receive an additional payment during the 13th month subsequent to the closing of the transaction, provided that such right ceases to exist if the closing price of RSI common stock for any consecutive 15 days is $19.00 per share or higher.

         It is estimated that upon consummation of the transaction RSI's ownership will increase from approximately 35% to between approximately 77% and 95%, depending upon whether the Tag Along Holders exercise their rights to sell their shares. RSI's additional investment will range from $82 million of cash and 2.0 million shares of RSI common stock to $121 million of cash and 3.0 million shares of RSI common stock, depending on the level of participation of the Tag Along Holders.

         RSI, through a subsidiary, has also entered into an agreement to purchase an entity which indirectly owns shares of VANTAS, membership interests in OnSite Commerce and Content LLC ("OnSite Commerce") and OnSite Access, Inc. ("OnSite Access") from certain affiliates of Jon L. Halpern in exchange for 2,452,570 shares of RSI Common Stock, $15,129,272 in cash and a promissory note in the amount of $5,307,200 payable on or before December 30, 1999.

         The purchase of the shares of OnSite Access will increase RSI's ownership to approximately 42% and the purchase of the membership interests of OnSite Commerce increased RSI's ownership in OnSite Commerce to 100%. The shares of VANTAS owned by the affiliate of Mr. Halpern are included in the above description of the Significant Tag Along Holders.

         OnSite Access is a building-centric integrated communications provider supplying high speed Internet access, digital voice, broadband data and enhanced communications services to the tenants of commercial office buildings. OnSite Commerce is a company through which RSI will seek to develop a portal for the delivery of Internet-based business to business outsourced business services offered by RSI or its partner companies.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

      (c)  Exhibits

      10.1 Stock Purchase Agreement, dated as of August 19, 1999, among Reckson Service Industries, Inc., RSI I/O Holdings, Inc., Cahill, Warnock Strategic Partners Fund L.P., Strategic Associates, L.P. and David L. Warnock.

      10.2 Letter Agreement, dated as of September 23, 1999, among Reckson Service Industries, Inc., RSI I/O Holdings, Inc., RSI-OnSite Holdings LLC, RSI-OSA Holdings, Inc., JAH Realties, L.P., Veritech Ventures LLC and JAH I/O LLC.

      10.3 Letter of Amendment to Letter Agreement, dated as of September 29, 1999, among Reckson Service Industries, Inc., RSI I/O Holdings, Inc., RSI-OnSite Holdings LLC, RSI-OSA Holdings, Inc., JAH Realties, L.P., Veritech Ventures LLC and JAH I/O LLC.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      RECKSON SERVICE INDUSTRIES, INC.



                                      By:   /s/ Michael Maturo
                                      -----------------------------
                                      Michael Maturo
                                      Executive Vice President,
                                      Chief Financial Officer and Treasurer


Date:  October 12, 1999


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